Exhibit 99.1

Ethan Allen Announces Earnings Release & Conference Call Date; Comments on Fourth Quarter and Fiscal Year

DANBURY, CT - July 13, 2015 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today announced that it will release its fourth quarter and fiscal year ending June 30, 2015 results on Tuesday, July 28, 2015 after the market close.

The company's Chairman and CEO Farooq Kathwari stated, "During the fourth quarter we launched phase two of our new product launch as planned and continued implementing many initiatives including investing in our North American manufacturing, improvements to our website and freshening up our design centers.

As we have previously discussed, these important initiatives create some short-term disruption due to continued sell off of floor samples, implementing new product through our manufacturing and increasing our operating expenses. Comparing fourth quarter fiscal 2015 to the same prior year period, our retail segment written sales increased 11.2%, or 10.4% on a comparative store basis, and retail backlog increased 18.6%. We expect consolidated delivered net sales for the quarter ending June 30th to be down 2.6% compared to last year and adjusted eps in the range of $0.42 to $0.43. We are pleased with these results also keeping in view that the fourth quarter of our previous year had record sales and profitability.”

Mr. Kathwari continued, “During the quarter we utilized $13.7 million to purchase approximately 542,000 shares. Since going public, the company has repurchased 18.8 million shares for $549.2 million.”

Mr. Kathwari concluded, "As discussed previously, our objective is to continue on an aggressive basis to strengthen our teams, introduce new product programs, to invest and expand our North American manufacturing, open new design centers, renovate existing design centers and invest in technology including our website. We expect some disruption in the next few months as we aggressively implement these programs. Our focus is to position us to grow our sales, both in our design centers and by ecommerce."

Ethan Allen will report fourth quarter and fiscal year 2015 results for the period ending June 30, 2015 on Tuesday, July 28, 2015 after the market closes and will host a conference call to discuss the company's business and financial highlights the same afternoon, at 5:00 PM ET. A live webcast may be accessed from the "Events & Presentations" page at http://ethanallen.com/investors.

To access the conference call, dial 866-818-1223 (or 703-639-1376 for international callers), and provide conference ID1659974. For those unable to listen to the live broadcast, a webcast replay will be archived on the company's website for at least 60 days.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant in each of Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

This press release and related discussions contain forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management's current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A "Risk Factors" of the 2014 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.
Investor / Media Contact:
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
cwhitely@ethanalleninc.com
203-743-8517